Aviat Networks Appoints Michael Connaway as Chief Financial Officer

AUSTIN, Texas, May 28, 2024 -- Aviat Networks, Inc. (“Aviat Networks,” “Aviat,” or the “Company”), (Nasdaq: AVNW), the leading expert in wireless transport and access solutions, today, is announcing the appointment of Michael C. Connaway as Senior Vice President and Chief Financial Officer. Mr. Connaway’s employment with the Company is effective as of today, and he will serve as the Company’s Principal Financial Officer.
“We are thrilled to welcome Michael to the Aviat team. Given his tremendous track record across multiple industries, end markets, and operating environments and his past success leading profit and loss statements ranging from $2.5 to $7 billion, he is uniquely suited to drive value for Aviat’s customers, shareholders, and employees”, said Peter A. Smith, President and CEO of Aviat Networks. “Michael brings more than 20 years of leadership experience in financial and business management for billion-dollar organizations. With this experience, he will help Aviat as we scale to the next level of growth. I would also like to thank David Gray for his commitment and dedication to Aviat over the past three years as the company experienced strong growth.”
Prior to joining Aviat, Michael was Vice President and Chief Financial Officer of Honeywell’s Energy & Sustainability Solutions segment, and before that served in CFO capacities leading finance in its Safety & Productivity Solutions segment, and Advanced Materials business.
Michael started his career with General Electric, beginning in its financial management program and corporate audit group, before progressing to executive finance leadership positions within its Healthcare business. Before Honeywell, Michael served as Chief Financial Officer of ABB’s Industrial Solutions business, after it was acquired from GE Energy Connections. Mr. Connaway was instrumental in integrating Industrial Solutions into ABB’s Electrification segment, driving post transaction synergies, fostering a culture of performance excellence, and instilling greater financial and operational rigor across all business processes. Michael holds a Bachelor of Science degree in Finance from Boston College.
Mr. Connaway added, “I couldn’t be more excited to join Aviat and look forward to working closely with Pete, the leadership team, and our talented employees as we seek to continue to grow our business, drive process discipline & productivity leveraging Aviat’s operating model, and further differentiate through performance versus our peer group. I will build on and add to Aviat’s reputation for excellence, its strong competitive position, and ability to grow profitably. Ultimately, I will focus on further entrenching & broadening Aviat’s unique capabilities in how we serve our customers, creating & capitalizing upon new growth opportunities – both organic and inorganic, and in the end will seek to relentlessly create incremental value for our owners, every day.”

About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport and access solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Facebook and LinkedIn.

Investor Relations:
Andrew Fredrickson
Phone: (408) 501-6214
Email: andrew.fredrickson@aviatnet.com